Exhibit 99

1016 Civic Center Drive NW •	Rochester, MN 55901 •	Phone (507) 535-1200 •	Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

• Net income of $1.0 million, down $0.5 million, compared to $1.5 million in second quarter of 2016

• Diluted earnings per common share of $0.21, down $0.10, compared to $0.31 in second quarter of 2016

• Interest income yield enhancements decreased $0.7 million in second quarter of 2017 compared to second quarter of 2016

• Total assets increased $44 million in second quarter of 2017

Year to Date Summary

• Net income of $2.2 million, down $1.1 million, compared to $3.3 million in first six months of 2016

• Diluted earnings per common share of $0.46, down $0.23, compared to $0.69 in first six months of 2016

• Interest income yield enhancements decreased $1.2 million in the first six months of 2017 compared to the first six months of 2016

• Total assets increased $43 million in first six months of 2017

Net Income Summary

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016
Net income	$1,024	1,478	$2,237	3,252
Diluted earnings per common share	0.21	0.31	0.46	0.69
Return on average assets	0.60%	0.91%	0.66%	1.01%
Return on average equity	5.19%	8.23%	5.76%	9.16%
Book value per common share	$17.50	$16.34	$17.50	$16.34

ROCHESTER, MINNESOTA, July 20, 2017. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $725 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.0 million for the second quarter of 2017, a decrease of $0.5 million, compared to net income of $1.5 million for the second quarter of 2016. Diluted earnings per common share for the second quarter of 2017 was $0.21, a decrease of $0.10 from the diluted earnings per common share of $0.31 for the second quarter of 2016. The decrease in net income in the second quarter of 2017 was primarily due to a $0.7 million decrease in the interest income yield enhancements recognized on loan prepayment penalties, yield adjustments on purchased loans, and interest payments received on non-accruing and previously charged off loans. Gain on sales of loans decreased $0.2 million between the periods due to a decrease in commercial government guaranteed loan sales. Gains on real estate sales decreased $0.1 million due to fewer real estate sales in the second quarter of 2017 when compared to the same period of 2016. Compensation expense increased $0.2 million between the periods due to normal annual salary increases. Other non-interest expense increased $0.1 million due primarily to an increase in commercial loan expenses. These decreases in net income were partially offset by a $0.5 million increase in interest income because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods, a $0.3 million decrease in income tax expense as a result of the decrease in pre-tax income, and a $0.1 million decrease in the loan loss provision between the periods.

President’s Statement

“We are pleased to report the increase in our assets in the second quarter of 2017 and the positive impact that our loan growth has had on our interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Our strategy to prudently grow our loan portfolios has resulted in an increase in our outstanding loan portfolios and continues to have a positive impact on the financial performance of our core banking operations.”

Second Quarter Results

Net Interest Income

Net interest income was $6.5 million for the second quarter of 2017, a decrease of $0.3 million, or 3.3%, from $6.8 million for the second quarter of 2016. Interest income was $7.0 million for the second quarter of 2017, a decrease of $0.2 million, or 2.23%, from $7.2 million for the second quarter of 2016. Interest income decreased $0.7 million, or 41 basis points, due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans between the periods. It is anticipated that the yield enhancements relating to these items will be lower in subsequent years as the pool of non-accruing and purchased loans continues to decline. The decrease in interest income as a result of the lower yield enhancements recognized was partially offset by an increase in other interest income between the periods. Interest income increased $0.5 million because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in a 6 basis point increase in the average yields earned between the periods. While the average interest-earning assets increased $34.0 million between the periods, the average interest-earning assets held in higher yielding loans increased $60.2 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $26.2 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.26% for the second quarter of 2017, a decrease of 35 basis points from 4.61% for the second quarter of 2016. The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $0.5 million for the second quarter of 2017, an increase of $0.1 million, or 16.7%, from $0.4 million for the second quarter of 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.31% for the second quarter of 2017, an increase of 4 basis points from 0.27% for the second quarter of 2016. The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts that was partially offset by a change in the composition of the average non-interest and interest-bearing liabilities held between the periods. While the average non-interest and interest-bearing liabilities increased $26.4 million between the periods, the average amount held in lower rate checking and money market accounts increased $23.2 million and the average amount held in higher rate certificates of deposits and other borrowings increased $3.2 million. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2017 was 3.98%, a decrease of 38 basis points, compared to 4.36% for the second quarter of 2016. The decrease in the net interest margin is primarily related to the decrease in yield enhancements recognized between the periods.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2017 and 2016 is as follows:

	For the three month period ended
	June 30, 2017			June 30, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate)
Interest-earning assets:
Securities available for sale	$76,515	288	1.51%	$91,364	367	1.62%
Loans held for sale	2,014	25	5.01	3,073	29	3.80
Mortgage loans, net	115,173	1,136	3.96	100,349	1,042	4.18
Commercial loans, net	383,417	4,662	4.88	338,717	4,861	5.77
Consumer loans, net	73,369	878	4.80	71,590	842	4.73
Cash equivalents	6,740	5	0.28	18,354	17	0.37
Federal Home Loan Bank stock	1,043	5	1.75	810	1	0.50
Total interest-earning assets	658,271	6,999	4.26	624,257	7,159	4.61

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	87,219	22	0.10	85,085	14	0.06
Savings accounts	78,679	16	0.08	73,029	16	0.09
Money market accounts	168,610	125	0.30	159,708	89	0.22
Certificates	102,841	166	0.65	102,031	127	0.50
Advances and other borrowings	12,637	132	4.19	9,989	149	6.00
Total interest-bearing liabilities	449,986			429,842
Non-interest checking	152,159			145,599
Other non-interest bearing deposits	1,199			1,543
Total interest-bearing liabilities and non-interest bearing deposits	$603,344	461	0.31	$576,984	395	0.27
Net interest income		$6,538			$6,764
Net interest rate spread			3.96%			4.34%
Net interest margin			3.98%			4.36%

	For the six month period ended
	June 30, 2017			June 30, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$76,357	563	1.49%	$94,363	759	1.62%
Loans held for sale	1,836	43	4.76	2,588	52	4.04
Mortgage loans, net	112,632	2,247	4.02	98,438	2,053	4.19
Commercial loans, net	377,319	9,047	4.84	323,185	9,110	5.67
Consumer loans, net	72,816	1,724	4.77	68,538	1,653	4.85
Cash equivalents	11,859	28	0.47	26,622	55	0.42
Federal Home Loan Bank stock	915	6	1.34	752	2	0.53
Total interest-earning assets	653,734	13,658	4.21	614,486	13,684	4.48

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	89,627	42	0.09	84,153	25	0.06
Savings accounts	76,986	31	0.08	70,347	31	0.09
Money market accounts	165,592	231	0.28	159,314	176	0.22
Certificates	102,398	318	0.63	100,230	240	0.48
Advances and other borrowings	10,033	247	4.96	9,495	297	6.29
Total interest-bearing liabilities	444,636			423,539
Non-interest checking	153,277			144,180
Other non-interest bearing deposits	1,268			1,340
Total interest-bearing liabilities and non-interest bearing deposits	$599,181	869	0.29	$569,059	769	0.27
Net interest income		$12,789			$12,915
Net interest rate spread			3.92%			4.21%
Net interest margin			3.94%			4.23%

Provision for Loan Losses

The provision for loan losses was $0.3 million for the second quarter of 2017, a decrease of $0.1 million from the $0.4 million provision for loan losses for the second quarter of 2016. The provision decreased primarily because of changes in the classification of certain commercial loans and a decrease in the amount reserved on certain single family loans in the portfolio between the periods. These decreases in the provision were partially offset by a decrease in the recoveries received on previously charged off loans in the second quarter of 2017 when compared to the same period of 2016. Total non-performing assets were $4.0 million at June 30, 2017, a decrease of $0.1 million, or 1.7%, from $4.1 million at March 31, 2017. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets remained the same during the second quarter of 2017.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2017 and 2016 is summarized as follows:

(Dollars in thousands)	2017	2016
Balance at March 31,	$9,590	$9,363
Provision	269	381
Charge offs:
Consumer	(17)	(8)
Commercial business	0	(44)
Recoveries	203	633
Balance at June 30,	$10,045	$10,325

Allocated to:
General allowance	$9,304	$9,375
Specific allowance	741	950
	$10,045	$10,325

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2017	2017	2016
Non-Performing Loans:
Single family real estate	$1,070	$1,073	$916
Commercial real estate	1,672	1,615	1,384
Consumer	465	453	630
Commercial business	182	293	343
Total	3,389	3,434	3,273

Foreclosed and Repossessed Assets:
Single family real estate	14	40	0
Commercial real estate	602	602	611
Consumer	18	16	16
Total non-performing assets	$4,023	$4,092	$3,900
Total as a percentage of total assets	0.55%	0.60%	0.57%
Total non-performing loans	$3,389	$3,434	$3,273
Total as a percentage of total loans receivable, net	0.57%	0.61%	0.59%
Allowance for loan loss to non-performing loans	296.45%	279.29%	302.56%

Delinquency Data:
Delinquencies (1)
30+ days	$2,512	$702	$917
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.42%	0.12%	0.16%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the second quarter of 2017, a decrease of $0.2 million, or 9.3%, from $2.1 million for the same period of 2016. Gain on sales of loans decreased $0.2 million between the periods primarily because of a decrease in commercial government guaranteed loan sales. Loan servicing income increased slightly between the periods primarily because of an increase in commercial loan servicing fees. Fees and service charges decreased slightly due to a decrease in overdraft fees between the periods.

Non-interest expense was $6.4 million for the second quarter of 2017, an increase of $0.4 million, or 6.7%, from $6.0 million for the same period of 2016. Compensation expense increased $0.2 million between the periods due to normal annual salary increases. Gains on real estate sales decreased $0.1 million due to fewer real estate sales in the second quarter of 2017 when compared to the same period of 2016. Other non-interest expense increased $0.1 million due primarily to an increase in commercial loan expenses.

Income tax expense was $0.7 million for the second quarter of 2017, a decrease of $0.3 million from $1.0 million for the second quarter of 2016. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax income in the second quarter of 2017 when compared to the second quarter of 2016.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2017 was 0.60%, compared to 0.91% for the second quarter of 2016. Return on average equity (annualized) was 5.19% for the second quarter of 2017, compared to 8.23% for the same period in 2016. Book value per common share at June 30, 2017 was $17.50, compared to $16.34 at June 30, 2016.

Six Month Period Results

Net Income

Net income was $2.2 million for the six month period ended June 30, 2017, a decrease of $1.1 million, or 31.2%, compared to net income of $3.3 million for the six month period ended June 30, 2016. Diluted earnings per common share for the six month period ended June 30, 2017 was $0.46, a decrease of $0.23 per share compared to diluted earnings per common share of $0.69 for the same period in 2016. The decrease in net income for the six month period ended June 30, 2017 was due to a number of items including a $0.4 million increase in the provision for loan losses due to a decrease in recoveries received on previously charged off loans in the first six months of 2017 when compared to the same period in 2016. Net interest income decreased $0.1 million as a result of a decrease in the yield enhancements recognized on loan prepayment penalties, yield adjustments on purchased loans, and interest payments received on non-accruing and previously charged off loans between the periods. Gain on sales of loans decreased $0.2 million between the periods due to a decrease in commercial government guaranteed loan sales. Gains on real estate sales decreased $0.4 million due to fewer real estate sales in the first six months of 2017 when compared to the same period of 2016. Compensation expense increased $0.4 million between the periods due to normal annual salary increases. Other non-interest expense increased $0.1 million due primarily to an increase in commercial loan expenses. These decreases in income were partially offset by a $0.6 million decrease in income tax expense as a result of the decrease in pre-tax income between the periods.

Net Interest Income

Net interest income was $12.8 million for the first six months of 2017, a decrease of $0.1 million, or 1.0%, from $12.9 million for the same period in 2016. Interest income was $13.7 million for the six month period ended June 30, 2017, the same as it was for the same six month period in 2016. Interest income decreased $1.2 million, or 39 basis points, due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans between the periods. It is anticipated that the yield enhancements relating to these items will be lower in subsequent years as the pool of non-accruing and purchased loans continues to decline. This decrease in interest income as a result of the lower yield enhancements recognized was partially offset by an increase in other interest income items between the periods. Interest income increased $1.2 million between the periods because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in a 12 basis point increase in the average yields earned between the periods. While the average interest-earning assets increased $39.2 million between the periods, the average interest-earning assets held in higher yielding loans increased $71.8 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $32.6 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.21% for the first six months of 2017, a decrease of 27 basis points from 4.48% for the first six months of 2016. The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $0.9 million for the first six months of 2017, an increase of $0.1 million, or 13.0%, compared to $0.8 million for the first six months of 2016. The average rate paid on non-interest and interest-bearing liabilities was 0.29% for the first six months of 2017, an increase of 2 basis points from 0.27% for the first six months of 2016. The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts that was partially offset by a change in the composition of the average non-interest and interest-bearing liabilities held between the periods. While the average non-interest and interest-bearing liabilities increased $30.1 million between the periods, the average amount held in lower rate checking and money market accounts increased $27.5 million and the average amount held in higher rate certificates of deposits and other borrowings increased $2.6 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2017 was 3.94%, a decrease of 29 basis points, compared to 4.23% for the first six months of 2016. The decrease in the net interest margin is primarily related to the decrease in yield enhancements recognized between the periods.

Provision for Loan Losses

The provision for loan losses was $0.0 million for the first six months of 2017, an increase of $0.4 million from the ($0.4) million provision for loan losses for the same six month period in 2016. The provision for loan losses increased between the periods primarily because there were less recoveries received on previously charged off loans in the first six months of 2017 when compared to the same period of 2016. Total non-performing assets were $4.0 million at June 30, 2017, an increase of $0.1 million, or 3.1%, from $3.9 million at December 31, 2016. Non-performing loans increased $0.1 million and foreclosed and repossessed assets remained the same during the first six months of 2017.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2017 and June 30, 2016 is summarized as follows:

(Dollars in thousands)	2017	2016
Balance at January 1,	$9,903	$9,709
Provision	(1)	(351)
Charge offs:
Consumer	(218)	(15)
Commercial business	0	(44)
Recoveries	361	1,026
Balance at June 30,	$10,045	$10,325

Non-Interest Income and Expense

Non-interest income was $3.8 million for the first six months of 2017, a decrease of $0.1 million, or 1.8%, from $3.9 million for the first six months of 2016. Gain on sales of loans decreased $0.2 million between the periods primarily because of a decrease in commercial government guaranteed loan sales in the first six months of 2017 when compared to the same period of 2016. Loan servicing income increased $0.1 million between the periods primarily because of an increase in commercial loan servicing fees.

Non-interest expense was $12.8 million for the first six months of 2017, an increase of $1.1 million, or 9.1%, from $11.7 million for the same period of 2016. Compensation expense increased $0.4 million between the periods due to normal annual salary increases. Gains on real estate sales decreased $0.4 million due to a decrease in the number of properties sold in the first six months of 2017 when compared to the same period of 2016. Other non-interest expense increased $0.1 million due primarily to an increase in commercial loan expenses. Occupancy and equipment expense increased $0.1 million between the periods because of increased non-capitalized software expenses. Professional services expense increased $0.1 million between the periods due to increased legal costs related to a claim on a commercial loan.

Income tax expense was $1.6 million for the first six months of 2017, a decrease of $0.5 million from $2.1 million for the first six months of 2016. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax income in the first six months of 2017 when compared to the first six months of 2016.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2017 was 0.66%, compared to 1.01% for the same period in 2016. Return on average equity (annualized) was 5.76% for the six month period ended June 30, 2017, compared to 9.16% for the same period in 2016.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates three loan origination offices in Minnesota located in Sartell, Owatonna, and Mankato and one loan origination office in Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$31,892	27,561
Securities available for sale:
Mortgage-backed and related securities (amortized cost $603 and $993)	613	1,005
Other marketable securities (amortized cost $78,807 and $78,846)	78,034	77,472
	78,647	78,477

Loans held for sale	2,061	2,009
Loans receivable, net	590,259	551,171
Accrued interest receivable	2,609	2,626
Real estate, net	616	611
Federal Home Loan Bank stock, at cost	817	770
Mortgage servicing rights, net	1,655	1,604
Premises and equipment, net	8,213	8,223
Goodwill	802	802
Core deposit intangible	404	454
Prepaid expenses and other assets	1,500	1,768
Deferred tax asset, net	5,708	5,947
Total assets	$725,183	682,023

Liabilities and Stockholders’ Equity
Deposits	$634,101	592,811
Other borrowings	7,000	7,000
Accrued interest payable	214	236
Customer escrows	1,223	1,011
Accrued expenses and other liabilities	3,922	5,046
Total liabilities	646,460	606,104
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,452	50,566
Retained earnings, subject to certain restrictions	89,123	86,886
Accumulated other comprehensive loss	(459)	(820)
Unearned employee stock ownership plan shares	(2,127)	(2,223)
Treasury stock, at cost 4,631,124 and 4,639,739 shares	(58,357)	(58,581)
Total stockholders’ equity	78,723	75,919
Total liabilities and stockholders’ equity	$725,183	682,023

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest income:
Loans receivable	$6,701	6,774	13,061	12,868
Securities available for sale:
Mortgage-backed and related	5	16	12	36
Other marketable	283	351	551	723
Cash equivalents	5	17	28	55
Other	5	1	6	2
Total interest income	6,999	7,159	13,658	13,684

Interest expense:
Deposits	329	246	622	472
Federal Home Loan Bank advances and other borrowings	132	149	247	297
Total interest expense	461	395	869	769
Net interest income	6,538	6,764	12,789	12,915
Provision for loan losses	269	381	(1)	(351)
Net interest income after provision for loan losses	6,269	6,383	12,790	13,266

Non-interest income:
Fees and service charges	845	873	1,669	1,652
Loan servicing fees	306	271	607	532
Losses on investments	0	(9)	0	(9)
Gain on sales of loans	488	705	1,007	1,192
Other	267	262	503	490
Total non-interest income	1,906	2,102	3,786	3,857

Non-interest expense:
Compensation and benefits	3,780	3,598	7,724	7,293
Gains on real estate owned	(1)	(75)	(7)	(424)
Occupancy and equipment	1,026	1,006	2,065	1,996
Data processing	260	281	552	554
Professional services	417	368	676	619
Other	957	855	1,776	1,686
Total non-interest expense	6,439	6,033	12,786	11,724
Income before income tax expense	1,736	2,452	3,790	5,399
Income tax expense	712	974	1,553	2,147
Net income	1,024	1,478	2,237	3,252
Other comprehensive income, net of tax	173	44	361	182
Comprehensive income attributable to common shareholders	$1,197	1,522	2,598	3,434
Basic earnings per share	$0.24	0.35	0.53	0.78
Diluted earnings per share	$0.21	0.31	0.46	0.69

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
I. OPERATING DATA:
Interest income	$6,999	7,159	13,658	13,684
Interest expense	461	395	869	769
Net interest income	6,538	6,764	12,789	12,915

II. AVERAGE BALANCES:
Assets (1)	685,287	654,336	680,881	644,712
Loans receivable, net	571,959	510,656	562,766	490,160
Securities available for sale (1)	76,515	91,364	76,357	94,363
Interest-earning assets (1)	658,271	624,257	653,734	614,486
Interest-bearing and non-interest bearing deposits and borrowings	603,344	576,984	599,181	569,059
Equity (1)	79,044	72,263	78,376	71,395

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.60%	0.91%	0.66%	1.01%
Interest rate spread information:
Average during period	3.96	4.34	3.92	4.21
End of period	3.90	4.00	3.90	4.00
Net interest margin	3.98	4.36	3.94	4.23
Ratio of operating expense to average total assets (annualized)	3.77	3.71	3.79	3.66
Return on average equity (annualized)	5.19	8.23	5.76	9.16
Efficiency	76.27	68.05	77.14	69.90
	June 30,	December 31,	June 30,
	2017	2016	2016
IV. ASSET QUALITY:
Total non-performing assets	$4,023	3,900	4,871
Non-performing assets to total assets	0.55%	0.57%	0.75%
Non-performing loans to total loans receivable, net	0.57%	0.59%	0.65%
Allowance for loan losses	$10,045	9,903	10,325
Allowance for loan losses to total assets	1.39%	1.45%	1.58%
Allowance for loan losses to total loans receivable, net	1.70	1.80	1.95
Allowance for loan losses to non-performing loans	296.45	302.56	299.29

V. BOOK VALUE PER SHARE:
Book value per share common share	$17.50	16.91	16.34
	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Six Months Ended June 30, 2016
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	10.86%	11.13%	11.22%
Average stockholders’ equity to average assets (1)	11.51	11.07	11.07
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.10	108.36	107.98
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.99	13.42	13.04
Tier 1 capital leverage ratio	11.77	11.55	11.44
Tier 1 capital ratio	12.99	13.42	13.04
Risk-based capital	14.25	14.68	14.30
	June 30,	December 31,	June 30,
	2017	2016	2016
VII. EMPLOYEE DATA:
Number of full time equivalent employees	196	200	199
(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.